Exhibit 15.1

Consent of Independent Auditors

We consent to the use of our report dated June 29, 2007 with respect to the statement of combined revenues and direct operating expenses of the oil and gas properties purchased by Samson Oil & Gas Ltd from Stanley Energy Inc. included in the Form 20-F of Samson Oil & Gas Ltd. dated July 6, 2007.

/s/ Ernst & Young LLP
Denver, Colorado
July 6, 2007